Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
400 Berwyn Park, 899 Cassatt Road
Berwyn, PA 19312-1183

troutman.com

July 1, 2024

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Elite Pharmaceuticals, Inc., a Nevada corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 12,730,000 shares (the “Shares”), of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the 2014 Equity Incentive Plan (the “Plan”).

For purposes of this opinion letter, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, the Plan and such other agreements, instruments and documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on certain representations of officers of the Company.

In our examination of the aforesaid documents and rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

This opinion letter is based as to matters of law solely on Chapter 78 of Nevada Revised Statutes, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based on, subject to and limited by the foregoing, we are of the opinion that with respect to the Shares, when issued in accordance with the Plan, they will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent. This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP